Filed Pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated August 7, 2024

To Prospectus dated June 28, 2024

Registration File No. 333-280584

GE HealthCare Technologies Inc.

August 7, 2024

$1,000,000,000 4.800% Senior Notes due 2029

PRICING TERM SHEET

Issuer:	GE HealthCare Technologies Inc. (the “Issuer”)

Trade Date:	August 7, 2024

Settlement Date:	August 14, 2024 (T+5)

The Issuer expects to deliver the notes against payment for the notes on or about August 14, 2024, which will be the fifth business day following the date of the pricing of the notes, or “T+5”. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing will be required, by virtue of the fact that the notes initially will settle T+5, to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing should consult their advisors.

Expected Ratings*:	Baa2 (Stable) / BBB (Stable) / BBB (Stable) (Moody’s / S&P / Fitch)

Offering Format:	SEC Registered

Security Title:	4.800% Senior Notes due 2029 (the “Notes”)

Principal Amount:	$1,000,000,000

Maturity Date:	August 14, 2029

Coupon:	4.800%

Benchmark Treasury:	UST 4.000% due July 31, 2029

Benchmark Treasury Price and Yield:	100-29 ¼; 3.797%

Spread to Benchmark Treasury:	+103 basis points (1.03%)

Yield to Maturity:	4.827%

Issue Price:	99.881% of principal amount

Proceeds (before expenses and underwriters’ discount):	$998,810,000

Interest Payment Dates:	Semiannually on February 14 and August 14

First Interest Payment Date:	February 14, 2025

Optional Redemption:

Make-Whole Call:	At any time and from time to time prior to July 14, 2029, at the greater of (i) 100% or (ii) a make-whole price calculated using a discount rate of the Treasury plus 20 basis points, in either case plus accrued and unpaid interest, if any, to, but excluding, the redemption date

Par Call:	On or after July 14, 2029, at par plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

CUSIP:	36266G AA5

ISIN:	US36266GAA58

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Bookrunners:	Goldman Sachs & Co. LLC BofA Securities, Inc. Morgan Stanley & Co. LLC

Passive Bookrunners:

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

SMBC Nikko Securities America, Inc.

Senior Co-Managers:

ANZ Securities, Inc.

Barclays Capital Inc.

BBVA Securities Inc.

Credit Agricole Securities (USA) Inc.

Danske Markets Inc.

ING Financial Markets LLC

PNC Capital Markets LLC

RBC Capital Markets, LLC

Standard Chartered Bank**

Santander US Capital Markets LLC

SG Americas Securities, LLC

UniCredit Capital Markets LLC

Co-Managers:	Academy Securities, Inc. Mischler Financial Group, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

**	Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

The Issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this Offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC toll-free at (866) 471-2526, BofA Securities, Inc. toll-free at (800) 294-1322 or Morgan Stanley & Co. LLC toll-free at (866) 718-1649.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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